UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported) July 25, 2013

AMERICAN NATIONAL INSURANCE COMPANY

(Exact name of registrant as specified in its charter)

Texas	001-34280	74-0484030
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS employer Identification No.)

One Moody Plaza Galveston, Texas	77550-7999
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (409) 763-4661

n/a

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02. Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers

On July 25, 2013, the Board of Directors of American National Insurance Company (the “Company”) authorized certain retirement benefit changes that will take effect December 31, 2013. As a result of this action, the Company will shift its retirement benefits for non-bargaining employees and officers from defined benefit plans to contributory defined contribution plans. As of December 31, 2013, participation and benefit accruals under the Company’s affected defined benefit plans will be frozen, with no additional years of service credit or salary increase credit. Benefits earned by eligible employees prior to such date will not be affected. As a result of these changes, the Company expects reduced volatility of costs associated with providing retirement benefits, simplified administration and a greater degree of employee engagement in retirement planning. The Company notified employees of these changes on July 29, 2013.

It is expected that the material terms regarding these retirement plan changes will be finalized pursuant to amendments to the affected plans or adoption of new plans to be presented to the Company’s Board of Directors prior to December 31, 2013 and reported by an amendment to this current report thereafter.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMERICAN NATIONAL INSURANCE COMPANY

By:	/s/ John J. Dunn, Jr.
	Name:	John J. Dunn, Jr.
	Title:	Executive Vice President and Corporate Chief Financial Officer

Date: July 30, 2013